Exhibit 5.1

June 17, 2021

		New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

Royalty Pharma plc

110 East 59th Street

New York, NY 10022

Ladies and Gentlemen:

We have acted as special counsel to Royalty Pharma plc, an English public limited company organized under the laws of England and Wales (the “Company”) and Royalty Pharma Holdings Ltd., a private limited company incorporated under the laws of England and Wales (the “Guarantor”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its 0.750% Notes due 2023, 1.200% Notes due 2025, 1.750% Notes due 2027 for 1.750% Notes due 2027, 2.200% Notes due 2030 for 2.200% Notes due 2030, 3.300% Notes due 2040 and 3.550% Notes due 2050 (the “New Notes”, and together with the related guarantees by the Guarantor, collectively, the “New Securities”), issued pursuant to an indenture dated as of September 2, 2020 (the “Base Indenture”) among the Company, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of September 2, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Guarantor and the Trustee, for any and all of its outstanding 0.750% Notes due 2023, 1.200% Notes due 2025, 1.750% Notes due 2027 for 1.750% Notes due 2027, 2.200% Notes due 2030 for 2.200% Notes due 2030, 3.300% Notes due 2040 and 3.550% Notes due 2050 (the “Old Notes”, and together with the related guarantees by the Guarantors, collectively, the “Old Securities”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of England, we have relied, without independent inquiry or investigation, on the opinion of Davis Polk & Wardwell London LLP, filed with the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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